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                                                                    Exhibit 23.2

                          INDEPENDENT AUDITOR'S CONSENT

The Board of Directors
BancorpSouth, Inc.:

We consent to incorporation by reference in the Registration Statement (No. 2-88488) on Form S-8 of BancorpSouth, Inc. Amended and Restated Salary Deferral
- Profit Sharing Employee Stock Ownership Plan of our report dated April 13, 2000, relating to the statements of net assets available for plan benefits of BancorpSouth, Inc. Amended and Restated Salary Deferral -- Profit Sharing Employee Stock Ownership Plan as of December 31, 1999 and 1998, and the related statements of changes in net assets available for plan benefits for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999 Annual Report on Form 10-K, as amended on June 29, 2000, of BancorpSouth, Inc.

                                           /s/ KPMG LLP

Memphis, Tennessee
June 29, 2000